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                         SALES REPRESENTATION AGREEMENT

                                                                   EXHIBIT 10.33

PRINCIPAL or COMPANY:
RG Medical Diagnostics
21130 Bridge Street
Southfield, Michigan 48034
      And
REPRESENTATIVE:
Dimension Distributing, Inc. (DDI)
39 Limerick Road
Arundel, Maine 04046


     Hereby agree as follows:


1.   APPOINTMENT   Principal appoints Representative as its exclusive sales
     representative for the Assigned Territory described in Exhibit A. This is for the purpose of soliciting orders for those products and services listed in Exhibit B (The Products). Representative accepts this appointment and agrees to promote the sales of the Product to the potential customers in the Assigned Sales Territory.

2.   ORDERS AND COLLECTIONS   Orders for the Products solicited by
     Representative shall be forwarded to Principal by the purchasing entity. All invoices in connection with orders received from Representative within the assigned territory shall be rendered by Principal, direct to the customer, unless otherwise agreed in writing. Responsibility for collections and bad debts rest with Principal only if terms and conditions for purchase conform to those prescribed by the Principal. The Representative shall assist in collections, if possible, when requested by the Principal.

3.   COMMISSIONS   Principal shall pay a 15 percent commission on the first
     $2,500.00 of total accumulated sales per calendar quarter, and 20 percent on total accumulated sales exceeding $2,500.00 per calendar quarter. Sales are calculated at net invoice price for all orders received or delivered from the Assigned Sales Territory, exclusive of sales taxes, insurance, discounts, adjustments, or freight charges. Commissions shall be paid on-or-about the 15th of the month following the month in which payment of said invoice is received by the Principal. A monthly commission report will indicate the calculation method, outstanding commissions earned through the previous month, commission adjustments, and commissions paid for the previous month by invoice.

4.   SALES POLICY   All prices and terms of sale are established by Principal, who has the right to revise them after 30 days notice to both the customer and the Representative.

5.   RELATIONSHIP OF PRINCIPAL AND REPRESENTATIVE

     (a) Representative shall not, without Principal's prior written approval, alter, enlarge, or limit orders, make representations or guarantees concerning Principal's products or accept the return of, or make any allowance for such products without prior written approval.

     (b) Representative shall furnish to Principal's Credit Department any information which it may have relative to the credit standing of any of its customers.

     (c) Representative shall abide by Principal's policies and communicate same to Representative's customers.

     (d) Principal shall furnish Representative current samples, catalogues, literature, and any other material necessary for the proper promotion and sale of its Products to the Assigned Sales Territory. Any literature which is not used or samples or other equipment belonging to Principal shall be returned to the Principal at its request, and in any event upon termination of this Agreement.

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     (e)  The Representative may quote on or attempt to sell the Products outside the Assigned Sales Territory only with Principal's prior written consent. Principal's consent shall be effective only on a case-by-case basis, and shall not be interpreted as extending the Representative's Assigned Sales Territory unless Exhibit A is amended.

     (f) Principal agrees to furnish the Representative with information concerning the availability of new products which may be marketable in to the Assigned Sales Territory of the Representative.

     (g) Representative, and associate representatives, agrees to provide Principal with sales/customer related information on a routine basis in a manner agreed upon between the parties.

     (h) Nothing in this agreement shall be construed to constitute the Representative as the partner or employee of the Principal nor shall either party have any authority to bind the other to contracts or agreements other than established in the execution of this agreement.

     (i) The Principal and the Representative will indemnify and hold harmless from and against any and all claims, actions or losses which either party may suffer as a result of the culpable or negligent conduct of the other during the performance of any duties under this agreement.

     (j) The Company agrees not to hire, attempt to hire, or contact directly or indirectly for the personal services of DDI's agents, either individually or as an employee and any other entity, at any time during this agreement or for a period of one year following termination of this agreement without prior written approval of DDI.

6. PERFORMANCE Representative and associate representatives, will supply sales projection information to the Principal within approximately sixty (60) days from execution of this agreement. The projection will be mutually agreeable to both the Representative and the Principal and serve as the basis for establishing subsequent sales performance quotas in six months (approximately 8 months from the agreements execution) and may be adjusted as mutually agreed upon by the parties. Sales objects will be established for each individual sales representative (associate) within the Representative company. Thereafter, the quota will be reassessed annually and may be adjusted as mutually agreed. If an individual sales representative fails to achieve established minimum performance objectives, that individual sales representative's territory may be reassigned to another Representative company at the discretion of the Principal.

7.   TERM

     (a) The initial term of this Agreement shall be for a period of three (3) years: thereafter, this Agreement shall automatically renew every three (3) unless terminated by either party upon thirty (30) days notice. Either party may cancel this agreement upon a sixty (60) day written notice.

     (b) Upon termination of this agreement, the Representative shall be entitled to earned commissions prior to the date of termination.

     (c) If the purchase order is a blanket order, then Representative shall be paid commission on all units shipped against the purchase order by the Principal for the period ending three (3) months from the date of the notice of termination.

     (d) If the purchase order is for a stated quantity, then Representative shall be paid a commission on all units shipped or shipped within three (3) months from the date of the notice of termination, whichever shall be the lesser amount.

8.   TERMINATION FOR CAUSE

     This Agreement shall provide termination for cause. Cause to terminate shall be deemed to include, but not be limited to, the following:

          A. Commencement of any voluntary or involuntary bankruptcy or reorganization proceedings,

          B. Any willful or repeated failure to achieve or maintain effective production or sales quotas,

          C. Conduct adversely affecting the reputation for honest or fair dealing, including conviction of its officers, directors, managers or agents of a felony or any indictment for crimes involving moral turpitude.

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9.   ENTIRE AGREEMENT This Agreement contains the parties' entire understanding and may not be modified except in written form signged by both. This Agreement may be transferable or assignable by the Representative with the written consent of the Principal.

10.  LITIGATION

     (a) Any disputes between the parties regarding any provision in this Agreement (except for the provisions allowing an aggrieved party equitable relief, disputes over which shall be resolved at the option of the aggrieved party through court litigation and not arbitration) shall be resolved by binding arbitration before the American Arbitration Association in Southfield, Michigan according to its rules of arbitration. Judgment upon the award of the arbitration may be entered by any court of competent jurisdiction.

     (b) This Agreement shall be subject to and governed by the laws of the State of Michigan, and all questions concerning its validity and administration shall be determined under such laws. The parties agree that all actions arising directly or indirectly out of this Agreement (except those subject to arbitration) shall be litigated only in the United States District Court for the Eastern District of Michigan, Southern Division, or the Oakland County, Michigan Circuit Court, and the parties hereby irrevocably consent to the personal jurisdiction and venue of those courts over the parties to this Agreement.

11. NOTICES. All notices between the parties shall be in writing and sent by certified mail to the addresses above.

12. FURTHER PROVISIONS Any further provisions to which the parties may have agreed are listed in Exhibit C (N/A at this time).

PRINCIPAL:


BY: /s/ Illegible

TITLE: President

DATE: 2/3/03


REPRESENTATIVE:


BY: /s/ Tim Kain

TITLE: President

DATE: 2/10/03






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EXHIBIT A: ASSIGNED TERRITORY

1. Maine
2. New Hampshire
3. Vermont
4. Massachusetts
5. Connecticut
6. Rhode Island
7. New York (Northeast, North Central, Central)

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EXHIBIT B: PRODUCT(S)

1. DataTherm(TM) Temperature Monitor